Exhibit 5.2

December 6, 2011

Associated Banc-Corp

1200 Hansen Road

Green Bay, Wisconsin 54304

Re:	Associated Banc-Corp

Secondary Public Offering of Warrants Under Registration Statement on Form S-3

(Registration No. 333-156251)

Ladies and Gentlemen:

I am Senior Vice President and Acting General Counsel of Associated Banc-Corp, a Wisconsin corporation (the “Company”), and, in such capacity, I have acted as legal counsel to the Company, in connection with the offer and sale by the United States Department of the Treasury (“Treasury”) of an aggregate of up to 3,983,308 warrants (the “Warrants”) of the Company, representing the right to purchase an aggregate of up to that same number of shares (the “Warrant Shares”) of the Company’s common stock, $0.01 par value per share, subject to the terms and conditions of the Underwriting Agreement (the “Underwriting Agreement”), dated November 30, 2011, by and among the Company, Treasury, as Selling Security Holder, and Deutsche Bank Securities Inc. (the “Underwriter”). The Warrants are being offered and sold under a registration statement on Form S-3 under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) on December 17, 2008 (File No. 333-156251) (the “Registration Statement”), including a base prospectus dated December 17, 2008 (the “Base Prospectus”), and a prospectus supplement dated November 30, 2011 (the “Prospectus Supplement,” and together with the Base Prospectus, the “Prospectus”). Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Underwriting Agreement.

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act.

In connection with this opinion, I have relied as to matters of fact, without investigation, upon certificates of public officials. I have also examined originals or copies, certified or otherwise identified to my satisfaction, of such instruments, documents and records as I have deemed relevant and necessary to examine for the purpose of this opinion, including (i) the Registration Statement, (ii) the Prospectus, (iii) the Issuer Free Writing Prospectus filed with and accepted by the Commission on November 29, 2011, (iv) the Global Warrant, (v) the Warrant Agreement, dated November 30, 2011, by and between Wells Fargo Bank, N.A. and the Company. (vi) a certificate or certificates of the Chief Financial Officer and the Treasurer of the Company delivered to the Underwriter pursuant to Section 6(h) of the Underwriting Agreement, (vii) the Company’s Amended and Restated Articles of Incorporation, as amended and as currently in effect, (viii) the Company’s Amended and Restated Bylaws, as currently in effect and (ix) records of proceedings and actions of the Company’s Board of Directors relating to the issuance of the Warrants and the transactions described in the Underwriting Agreement and related matters.

In connection with this opinion, I have assumed (i) the legal capacity of all natural persons, (ii) the accuracy and completeness of all documents and records that I have reviewed, (iii) the genuineness of all signatures and due authority of the parties signing such documents, (iv) the authenticity of the documents submitted to me as originals and (v) the conformity to authentic original documents of all documents submitted to me as certified, conformed or reproduced copies. In making my examination of documents executed or to be executed by parties, I have assumed that such parties had or will have the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and execution and delivery by such parties (other than the Company) of such documents and the validity and binding effect thereof.

Based upon and subject to the foregoing, it is my opinion that,

1.	The Warrants have been duly authorized and validly issued; and

2.	The Warrant Shares have been duly authorized, and, when issued and delivered upon exercise of the Warrants against payment of the exercise price with respect to the Warrants, will be validly issued, fully paid and non-assessable.

My opinion expressed above is limited to the laws of the State of Wisconsin and I do not express any opinion herein concerning any other law. This opinion is given as of the date hereof and I assume no obligation to advise you of changes that may hereafter be brought to my attention.

I hereby consent to the filing of this opinion with the Commission as Exhibit 5.2 to the Company’s Current Report on Form 8-K dated December 6, 2011. I also consent to the reference to my name under the caption “Validity of the Warrants” in the Prospectus Supplement constituting a part of the Registration Statement. In giving this consent, I do not thereby admit that I am an expert within the meaning of Section 11 of the Act or included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Kristi A. Hayek
Kristi A. Hayek
Senior Vice President and Acting General Counsel